EXHIBIT 23. (g)(2)

AMENDMENT TO SCHEDULE I

to the
Global Custodian Agreement
by and between

LEE FINANCIAL MUTUAL FUND, INC.

and

MUFG Union Bank, N.A.

September 30, 2016

FUND NAMES

Hawaii Municipal Fund

By: Lee Financial Mutual Fund, Inc.	By: MUFG Union Bank, N.A., “Custodian”

/s/ Terrence K.H. Lee	/s/ Theresa Moore
Authorized Signature	Authorized Signature

Terrence K.H. Lee / President and CEO	Theresa Moore, Vice President
Name & Title	Name & Title

By: Lee Financial Mutual Fund, Inc.	By: MUFG Union Bank, N.A., “Custodian”

/s/ Charlotte A. Meyer	/s/ Margaret Bond
Authorized Signature	Authorized Signature

Charlotte A. Meyer / Asst. Treasurer	Margaret Bond, Director
Name & Title	Name & Title